Exhibit 99.2

CSI Compressco LP Announces Extension of

Expiration Time of Exchange Offer

THE WOODLANDS, Texas, May 18, 2020 / PRNewswire / CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) and the Partnership’s wholly owned subsidiary, CSI Compressco Finance Inc. (“Finance Corp” and, together with the Partnership, the “Issuers”) today announced that they have extended the Expiration Time for their previously announced offer to exchange (the “Exchange Offer”) any and all of their outstanding 7.250% Senior Unsecured Notes due 2022 (CUSIP No. 20467BAB5) (the “Unsecured Notes”) for newly issued 7.500% Senior Secured First Lien Notes due 2025 (the “New First Lien Notes”) and 7.250% Senior Secured Second Lien Notes due 2027 (the “New Second Lien Notes” and, together with the New First Lien Notes, the “New Notes”), upon the terms and conditions set forth in the Confidential Offering Memorandum and Consent Solicitation Statement dated April 17, 2020, as amended by Supplement No. 1, dated May 1, 2020, and Supplement No. 2, dated May 15, 2020 (the “Offering Memorandum”).

The Issuers are extending the Expiration Time of the Exchange Offer. The Expiration Time was previously 5:00 P.M., New York City time, on Friday, May 15, 2020 and will now be extended to 5:00 P.M., New York City Time, on Tuesday, May 19, 2020, unless extended or earlier terminated by the Issuers. All references to the Expiration Time in the Offering Memorandum are hereby amended such that the Expiration Time will be 5:00 P.M., New York City Time, on Tuesday, May 19, 2020. Accordingly, Eligible Holders (as defined below) that tender their Unsecured Notes prior to such time will be eligible to receive the Total Consideration, including the Early Tender Premium, which means for each $1,000 principal amount of Unsecured Notes properly tendered (and not properly withdrawn) prior to the Expiration Time, Eligible Holders will be eligible to receive $700 principal amount of New First Lien Notes or, as applicable and subject to proration as described in the Offering Memorandum, $750 in principal amount of New Second Lien Notes. Other than the extension of the Expiration Time described herein, the terms and conditions of the Exchange Offer remain as set forth in the Offering Memorandum.

Important Information about the Exchange Offer

Documents relating to the Exchange Offer will only be distributed to holders of Unsecured Notes who complete and return an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or not a “U.S. person” under Regulation S under the Securities Act (such holders, “Eligible Holders”). Noteholders who desire to complete an eligibility form should either visit the website for this purpose at https://gbsc-usa.com/eligibility/compressco/ or request instructions by sending an e-mail to contact@gbsc-usa.com or calling Global Bondholder Services Corporation the information agent for the Exchange Offer, at (866) 794-2200.

The New Notes will not be registered under the Securities Act, or any other applicable securities laws and, unless so registered, the New Notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from the registration requirements thereof.  Accordingly, the New Notes are being offered and issued only (i) to persons reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (ii) to non-“U.S. persons” who are outside the United States (as defined in Regulation S under the Securities Act).

The complete terms and conditions of the Exchange Offer are set forth in the informational documents relating to the Exchange Offer. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the New Notes. The Exchange Offer is only being made pursuant to the Offering Memorandum and the related letter of transmittal. The Exchange Offer is not being made to holders of Unsecured Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking. The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “should” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs.  Factors that could cause such differences in future results include, but are not limited to, the risks described in the Offering Memorandum related to the Exchange Offer.

About CSI Compressco LP

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage.  CSI Compressco’s compression and related services business includes a fleet of more than 5,200 compressor packages providing approximately 1.19 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines.  CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in certain Latin American markets.  CSI Compressco also designs and sells standard compressor packages and engineered, custom-designed compressor packages.  CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers.  CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina.  CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

For further information:

CSI Compressco LP

The Woodlands, Texas

Elijio V. Serrano, CFO

Phone: (281) 367-1983